UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	No. 0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 North Hamilton Street High Point, North Carolina 27260		27260
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7701

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 21, 2017, Stanley Furniture Company, Inc. (the “Company”) received notice from the Listing Qualifications Department of the NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5450(a)(1), because the closing bid price for the Company’s stock has been below $1.00 for 30 consecutive business days. The notification has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Select Market and the common stock will continue to trade under the symbol “STLY.”

In according with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until June 19, 2018 to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days. NASDAQ may, in its discretion, require the Company’s common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In the event the Company does not regain compliance by June 19, 2018, the Company may be eligible for an additional 180 calendar days grace period if it elects to transfer the listing of its common stock to the NASDAQ Capital Market. To qualify, the Company would be required to (1) satisfy the applicable market value of publicly held shares requirement for continued listing and the other applicable requirements for initial listing on the NASDAQ Capital Market, with the exception of the minimum bid price requirement, and (2) provide written notice to NASDAQ of its intention to cure the minimum bid price deficiency during the second grace period, including by effecting a reserve stock split, if necessary. In addition, it must appear to NASDAQ that it is possible for the Company to cure the deficiency. If the Company fails to qualify for the second grace period or fails to regain compliance during the second grace period, the Company’s common stock will be subject to delisting by NASDAQ.

The Company intends to monitor the bid price for its common stock between now and June 19, 2018, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement. However, there is no assurance that the Company will be eligible for an additional grace period or that its common stock will not be delisted.

As previously disclosed, Michael P. Haley and Justin R. Putnam resigned as directors effective December 11, 2017. As a result the Audit Committee of the Board of Directors of the Company did not have three members as required by NASDAQ Listing Rule 5605(c)(2)(A). The Company notified NASDAQ of its non-compliance on December 26, 2017. On December 27, 2017, the Company received notice from the Listing Qualifications Department of NASDAQ with respect to the Company’s December 26, 2017 notification to NASDAQ indicating that the Company is not in compliance with the audit committee requirements, as set forth in NASDAQ Listing Rule 5605, because the Company does not have an audit committee with at least three members. Under NASDAQ Listing Rule 5605(c)(4), the Company is entitled to a cure period to reestablish compliance with NASDAQ Listing Rule 5605(c)(2)(A) which cure period will expire at earlier of the date of the Company’s next annual stockholders meeting or December 11, 2018 or (ii) if the next annual meeting is held before June 11, 2018, no later than June 11, 2018. In the event the Company does not regain compliance by this date, the Company’s common stock will be subject to delisting by NASDAQ. The Company intends to take all necessary steps to regain compliance with NASDAQ Listing Rule 5605(c)(2)(A); however, the Company may reconsider such compliance if the Company has not regained compliance with the minimum closing bid price requirement for continued listing as discussed above or has been notified by NASDAQ that, in NASDAQ’s view, the Company no longer satisfies the continued listing standards of NASDAQ as a result of the sale of substantially all its assets pursuant to the Asset Purchase Agreement as discussed in Item 8.01 below.

Item 8.01	Other Events

As previously disclosed, the Company has entered into Asset Purchase Agreement, dated as of November 20, 2017 (the “Asset Purchase Agreement”), with Churchill Downs LLC to sell substantially all its assets. The closing under the Asset Purchase Agreement is subject to a number of conditions including approval by the Company’s stockholders. In the event the closing under the Asset Purchase Agreement occurs and the Company sells substantially all its assets, the Company will no longer have an operating business immediately following such closing. As a result, the Company may be notified that, in NASDAQ’s view, the Company no longer satisfies the continued listing standards of NASDAQ. While the Company would consider appealing such a determination, if unsuccessful in doing so the Company’s common stock will be delisted from NASDAQ pursuant to NASDAQ’s authority under NASDAQ Listing Rule 5101.

Additional Information and Where to Find It

In connection with the proposed transaction contemplated by the Asset Purchase Agreement, the Company has filed a preliminary proxy statement with the SEC and the Company intends to file with the SEC and furnish to the Company’s stockholders a definitive proxy statement and other relevant documents pertaining to the proposed transaction. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanley Furniture Company, Inc., 200 North Hamilton Street, No. 200, High Point, North Carolina 27260, Attn: Anita W. Wimmer.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed, by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, and in its definitive proxy statement filed with the SEC on Schedule 14A on April 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: December 28, 2017	By: /s/Anita W. Wimmer
Anita W. Wimmer Vice President of Finance (Principal Financial and Accounting Officer)